Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BENSON HILL, INC.
Pursuant to Section 242
of the General Corporation Law of the State of Delaware
Benson Hill, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 29, 2021 (the “Charter”).
SECOND: The Board of Directors of the Corporation has duly adopted resolutions approving and declaring the following amendments to the Charter to be advisable and in the best interests of the Corporation and its stockholders.
THIRD: Section 1 of Article IV of the Charter is hereby amended to read in its entirety as follows:

“Section 1. Authorized Shares. This Corporation is authorized to issue 440,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”), pursuant to the DGCL, of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, every ten (10) to fifty (50) shares of Common Stock, with the exact number to be determined by the Board of Directors and publicly announced by the Corporation prior to the Effective Time, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional share interests as described below.

No fractional shares shall be issued at the Effective Time. In lieu thereof, stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the New York Stock Exchange as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder.”

FOURTH: Article XIII of the Charter is hereby added in its entirety as follows:

ARTICLE XIII LIMITATION OF OFFICER LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer. For purposes of this Article XIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as the same exists or may hereafter be amended. If the DGCL is hereafter amended after approval of this Article XIII by the stockholders of the Corporation to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, modification or repeal of this Article XIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XIII, shall adversely affect any right or protection of an officer of the Corporation with respect to any acts or omissions of such officer occurring prior to the time of such amendment, modification, repeal or adoption.

FIFTH: This Certificate of Amendment shall become effective as of July 18, 2024 at 4:01 p.m.
SIXTH: This Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation and approved by the Corporation’s stockholders in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 18th day of July, 2024.

BENSON HILL, INC.

/s/ Adrienne (Deanie) Elsner
Name:	Adrienne Elsner
Title:	Chief Executive Officer

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